As filed with the Securities and Exchange Commission on October 11, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
loanDepot, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	85-3948939 (I.R.S. Employer Identification Number)

6561 Irvine Center Drive
Irvine, California, 92618
(888) 337-6888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Gregory Smallwood
Chief Legal Officer and Corporate Secretary
6561 Irvine Center Drive,
Irvine, California, 92618
(888) 337-6888
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
Eric Scarazzo
Julia Lapitskaya
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
(212) 351-4000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PROSPECTUS
Subject to Completion, dated October 11, 2024

loanDepot, Inc.
Up to 241,800,107 Shares of Class A Common Stock
This prospectus covers the resale by the selling stockholders (the “Selling Stockholders”) named herein of shares of Class A common stock of loanDepot, Inc. (the “Company”), par value $0.001 per share (the “Class A Common Stock”). The shares of Class A Common Stock registered hereby for resale by the Selling Stockholders may be outstanding as of the date hereof, or issued upon (i) vesting and settlement of restricted stock units (“RSUs”) or (ii) conversion of our Class B common stock, par value $0.001 per share (the “Class B Common Stock”), our Class C common stock, par value $0.001 per share (the “Class C Common Stock”) or our Class D common stock, par value $0.001 per share (the “Class D Common Stock”).
We are registering the securities for resale pursuant to the Registration Rights Agreement, dated February 16, 2021, we entered into with the Selling Stockholders (the “RRA”). We are not selling any shares of Class A Common Stock under this prospectus, and we will not receive any proceeds from the sale of Class A Common Stock by the Selling Stockholders. The Selling Stockholders will bear any brokerage costs, underwriting discounts and commissions or transfer taxes incurred by the Selling Stockholders in disposing of shares of Class A Common Stock, and, pursuant to the RRA, we will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A Common Stock covered by this prospectus.
The Selling Stockholders may sell these securities from time to time as they may determine through public or private transactions, on a continuous or delayed basis, directly or indirectly through agents, dealers or underwriters as designated from time to time, or through a combination of these methods and at varying prices. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. See “Plan of Distribution” for more information about how the Selling Stockholders may sell or otherwise dispose of shares of our Class A Common Stock registered herby. The registration of the shares of Class A Common Stock covered by this prospectus on behalf of the Selling Stockholders, however, does not necessarily mean that the Selling Stockholders will offer or sell such securities under this registration statement at any time in the near future or at all. We cannot predict when, or in what amounts, the Selling Stockholders may sell any of these securities. The timing and amount of any sale of these securities is within the sole discretion of the Selling Stockholders.
Our Class A Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “LDI.” On October 10, 2024, the last reported sale price on NYSE of our Class A Common Stock was $2.04 per share.
Investing in our securities involves risks. You should read carefully and consider the risks referenced under “Risk Factors” beginning on page 6 of this prospectus, as well as the other information contained in or incorporated by reference in this prospectus or in any accompanying prospectus supplement before making a decision to invest in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Prospectus dated    , 2024

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. By using a shelf registration statement, the shares of Class A Common Stock in this prospectus may be offered and sold by the Selling Stockholders from time to time in one or more offerings as described in this prospectus.
When shares of our Class A Common Stock are offered and sold hereunder, we may also provide one or more prospectus supplements to this prospectus to disclose specific information about the specific terms of an offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to an offering. Any prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to an offering. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable.
Neither we nor the Selling Stockholders have authorized anyone to provide you with information that is different from or in addition to the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement, or any applicable free writing prospectus. Neither we nor the Selling Stockholders take responsibility for, or provide any assurance as to the reliability of, any other information others may give you. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus, any applicable prospectus supplement, any applicable free writing prospectus, or the documents incorporated by reference, is accurate as of any date other than the dates of those documents regardless of the time of delivery of this prospectus or prospectus supplement or any sale of the shares of Class A Common Stock covered by this prospectus. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations, and prospects may have changed.
Before purchasing any shares of Class A Common Stock, you should carefully read this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
In this prospectus, except as otherwise indicated or as the context otherwise requires, all references to:
•	“Holdings LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of LD Holdings, as may be amended and/or restated from time to time;
•	“Hsieh Stockholders” means Anthony Hsieh and his affiliates, including the Hsieh Selling Stockholders;
•
“Hsieh Selling Stockholders” means Anthony Hsieh and the following of his affiliates: The JLSSAA Trust (“JLSSAA”), JLSA, LLC (“JLSA”), Trilogy Mortgage Holdings, Inc. (“TMH”), Trilogy Management Investors Six, LLC (“TMI 6”), Trilogy Management Investors Seven, LLC (“TMI 7”), and Trilogy Management Investors Eight, LLC (“TMI 8”);

•	“Holdco Units” means units of LD Holdings;
•	“LD Holdings” means LD Holdings Group LLC;
•	“loanDepot,” the “Company,” “we,” “us,” “our” and “ours” refer to loanDepot, Inc. and its consolidated subsidiaries;
•	“Parthenon Stockholders” means PCP Managers GP, LLC and its affiliates, including the Parthenon Selling Stockholders;
•
“Parthenon Selling Stockholders” means PCP Managers, L.P., Parthenon Investors III, L.P., PCap Partners III, LLC, Parthenon Investors IV, L.P., PCP Partners IV, L.P., Parthenon Capital Partners Fund, L.P. and Parthenon Capital Partners Fund II, L.P.; and

•	“Selling Stockholders” means the Hsieh Selling Stockholders, the Parthenon Selling Stockholders or other person who holds securities registered for resale pursuant to this prospectus.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov. This reference to the SEC’s website is an inactive textual reference only and is not a hyperlink. Our filings are also available, free of charge, on our website at www.loandepot.com. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website, or connected to that website, does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except any information that is superseded by information that is included in a document subsequently filed with the SEC.
This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus until the termination of the offerings of securities pursuant to this prospectus, except that we are not incorporating by reference any information furnished (and not filed) with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K:
•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 15, 2024;
•
the information responsive to part III of our Annual Report on Form 10-K for the year ended December 31, 2023, provided in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 19, 2024;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, filed with the SEC on May 9, 2024 and June 30, 2024, filed with the SEC on August 8, 2024;
•
our Current Reports on Form 8-K filed with the SEC on January 3, 2024, January 8, 2024, January 19, 2024, January 22, 2024, January 31, 2024, February 27, 2024, April 22, 2024, May 21, 2024, June 5, 2024, June 11, 2024, June 20, 2024, June 24, 2024, July 30, 2024, September 24, 2024 and September 30, 2024; and

•
the description of our Class A Common Stock contained in the Registration Statement on Form 8-A filed on February 3, 2021, as updated by Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on March 18, 2022, and as subsequently amended or updated.

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part hereof, except as so modified, and any statement so superseded will not be deemed to constitute a part hereof.
A copy of any document incorporated by reference in this prospectus may be obtained at no cost by writing or telephoning us at the following address and telephone number:
loanDepot, Inc.
6561 Irvine Center Drive
Irvine, California, 92618
Attention: Corporate Secretary
(888) 337-6888
We maintain a website at www.loandepot.com. Information about us, including our reports filed with the SEC, is available through that site. Such reports are accessible at no charge through our website and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. You may read and copy any materials we file with the SEC at the SEC’s website mentioned under the heading “Where You Can Find More Information.” None of the information contained on or connected to our website, or information on the SEC’s website, is incorporated by reference in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any applicable prospectus supplement and information incorporated by reference into each of them, and any related free-writing prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could” and the negatives of those terms. Examples of forward-looking statements include, but are not limited to: information concerning our possible or assumed future results of operations, business strategies, technology developments, financing and investment plans, financial condition and liquidity, dividend policy, competitive position, industry and regulatory environment, potential growth opportunities, the effects of competition, and the impact of the cybersecurity incident that occurred in the first quarter of 2024.
Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date on which it was made. You should read this prospectus with the understanding that our actual future results may be materially different from what we expect.
Important factors that could cause actual results to differ materially from our expectations may be described in such forward-looking statements, and include the risk factors described in “Risk Factors” herein and those set forth in Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2023, and our subsequent Quarterly Reports on Form 10-Q, each of which is incorporated by reference herein, and include, without limitation, the following risks and uncertainties:
•
our ability to achieve some or all of the expected benefits of our Vision 2025 plan, which will depend on our ability to maintain an operating platform and management system sufficient to conduct our business, and our initiatives;

•	significant decrease of our loan production volume as a result of certain market factors;
•	failure for our new products, services, enhancements or expansions to achieve sufficient market acceptance or result in anticipated efficiencies and revenues;
•	our ability to successfully adapt to and implement technological changes;
•	our ability to promote and maintain our brands in a cost-effective manner;
•	our reliance on warehouse lines of credit and other sources of capital and liquidity to meet the financing requirements of our business;
•	our ability to mitigate our risks associated with changes in interest rates through our hedging strategy;
•	increased operational and compliance costs of in-house servicing of loans relating to complying with regulatory requirements or otherwise;
•	cyberattacks, information or security breaches and technology disruptions or failures, of ours or of our third-party vendors;
•	the outcome of legal proceedings to which we are a party;
•	our dependence on macroeconomic and U.S. residential real estate market conditions, including interest rates levels; and
•	changing federal, state and local laws, as well as changing regulatory enforcement policies and priorities.
There may be other factors not presently known to us or which we currently consider to be immaterial that could cause our actual results to differ materially from those projected in any forward-looking statements we make. We do not undertake any obligation to update or revise our forward-looking statements except as required by applicable law or regulation.

THE COMPANY
We are a leading provider of lending solutions that make the American dream of homeownership more accessible and achievable for all, especially the increasingly diverse communities of first-time homebuyers, through a broad suite of lending and real estate services that simplify one of life’s most complex transactions. We launched our business in 2010 to disrupt the legacy mortgage industry and make obtaining a mortgage a positive experience for consumers. Our goal is to be the lender of choice for consumers and the employer of choice by being a company that operates on sound principles of exceptional value, ethics, and transparency. We offer a wide variety of loan products and our in-house servicing platform complements our loan origination strategy. We are the fifth largest retail-focused non-bank mortgage originator and the seventh largest overall retail originator (based on data through February 29, 2024, published by Inside Mortgage Finance).
loanDepot, Inc. is incorporated in the State of Delaware. We maintain executive offices at 6561 Irvine Center Drive, Irvine, CA 92618, and our telephone number is (888) 337-6888. Our website address is www.loandepot.com. Information contained on our website, or connected to that website, does not constitute a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

RISK FACTORS
Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our securities.
Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. Furthermore, the market or trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.
Risks Related to Our Class A Common Stock
The multi-class structure of our common stock has the effect of concentrating voting control with those stockholders who held our capital stock prior to the completion of our initial offering (including the Hsieh Stockholders, who hold 53.2% of the voting power of our capital stock which includes the voting power of equity interests of other directors and officers currently held in vehicles for which Mr. Hsieh exercises sole voting power, and Parthenon Stockholders, who together with the Hsieh Stockholders hold in the aggregate approximately 93.3% of the voting power of our capital stock, which may limit or preclude your ability to influence corporate matters, including the election of directors and the approval of any change of control transaction).
Our Class C and Class D Common Stock have five votes per share, and our Class A Common Stock, has one vote per share. The Hsieh Stockholders and Parthenon Stockholders hold our Class A, Class C and Class D Common Stock which together aggregate to approximately 93.3% of the voting power of our outstanding capital stock. The Hsieh Stockholders currently hold approximately 53.2% of the voting power of our outstanding capital stock. Because of the five-to-one voting ratio between our Class C and Class D Common Stock and the Class A Common Stock, the Hsieh Stockholders alone, or with the Parthenon Stockholders, collectively control, and are expected to continue to control, a majority of the combined voting power of our common stock and therefore will be able to control all matters submitted to our stockholders for approval. Such rights and differential voting of the Parthenon Stockholders and Hsieh Stockholders shall cease five years from the date of our initial public offering (referred to as “sunset”). This concentrated control could limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders.
The multi-class structure of our common stock may adversely affect the trading market for our Class A Common Stock.
Proxy advisory firms and several large institutional investors oppose the use of multiple class structures. As a result, the multi-class structure of our common stock has caused proxy advisory firms to publish negative commentary about our corporate governance practices and may result in large institutional investors not purchasing shares of our Class A Common Stock. Any exclusion from stock indices could result in a less active trading market for our Class A Common Stock. Any actions or publications by proxy advisory firms or institutional investors critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A Common Stock.
The market price of our Class A Common Stock may be volatile, which could cause the value of your investment to decline.
The market price of our Class A Common Stock has been, and may continue to be, highly volatile and subject to wide fluctuations. In addition, the trading volume in our Class A Common Stock has fluctuated, and may continue to fluctuate, and cause significant price variations to occur. In fact, the market price of our Class A Common Stock has ranged between $31.48 and $1.18 since our initial public offering (“IPO”) priced in February 2021. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of our Class A Common Stock in spite of our operating performance. In addition, our results of operations could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly or annual results of operations, additions or departures of key management personnel, changes in our earnings estimates (if provided) or failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or the investment community with respect to us or our industry, adverse announcements by us or others and developments affecting us, announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnership, joint ventures or capital commitments, actions by institutional stockholders, increases in market interest rates that may lead investors in our shares to demand a higher yield, and in response the market price of shares of our Class A Common Stock could decreases significantly. You may be unable to resell your shares of Class A Common Stock at or above your purchase price, or at all.
In addition, in the past, following periods of volatility in the overall market and the market price of the company’s securities, securities class action litigation has often been instituted against these companies. We are currently subject to securities class action litigation and derivative complaints related to our IPO and we may be subject to additional litigation in the future. Any such litigation could result in substantial costs and a diversion of our management’s attention and resources. For additional information about the litigation in which we are involved, see our Annual Report on Form 10-K for the year ended December 31, 2023, and our subsequent quarterly reports on Form 10-Q.
We cannot assure that we will pay any dividends on our Class A Common Stock.
While our board of directors declared a regular cash dividend of $0.08 per share on our Class A Common Stock for each quarter from the completion of our IPO until March 2022, since the second quarter of fiscal 2022, our board has determined to suspend dividend payments. There can be no assurance that our board will determine to recommend cash dividends in the future. Any such determination will depend on, among other things, our results of operations, financial condition, level of indebtedness, capital requirements, contractual restrictions, including the satisfaction of our obligations under the tax receivable agreement with LD Holdings, certain of the Parthenon Stockholders, Anthony Hsieh, and JLSSAA (the “Tax Receivable Agreement”), restrictions in our debt agreements, business prospects and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends depends on our receipt of distributions from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any indebtedness we or our subsidiaries incur.
The provision of our amended and restated certificate of incorporation (the “A&R Charter”) requiring exclusive forum in certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
Our A&R Charter requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or stockholders to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”) or our certificate of incorporation or our amended and restated bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought only in the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware lacks jurisdiction, any other state court of the State of Delaware, or if no state court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), unless we consent in writing to the selection of an alternative forum. The foregoing provision does not apply to claims arising under the Securities Act, the Exchange Act, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Additionally, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding any interest in our common stock shall be deemed to have notice of and to have consented to the forum selection provisions described in our A&R Charter. Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or stockholders, which may discourage lawsuits with respect to such claims. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions. Further, in the event a court finds either exclusive forum provision contained in our certificate of incorporation to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
Certain provisions of our A&R Charter and our amended and restated bylaws could hinder, delay or prevent a change in control of us, which could adversely affect the price of our Class A Common Stock.
Certain provisions of our A&R Charter and our amended and restated bylaws contain provisions that could make it more difficult for a third-party to acquire us without the consent of our board of directors. These provisions:
•	provide for a multi-class structure with high vote/low vote until the applicable sunset;
•
authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of common stock;

•	prohibit stockholder action by written consent, requiring all stockholder actions be taken at a meeting of our stockholders;
•	provide that the board of directors is expressly authorized to make, alter or repeal our amended and restated bylaws;
•	establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;
•
establish a classified board of directors, as a result of which our board of directors will be divided into three classes, with each class serving for staggered three-year terms, which prevents stockholders from electing an entirely new board of directors at an annual meeting;

•	limit the ability of stockholders to remove directors by requiring that removal be “for cause”;
•	make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period;
•	prohibit stockholders from calling special meetings of stockholders; and
•	require the approval of holders of at least 66 2⁄3% of the outstanding shares of our voting common stock to amend the amended and restated bylaws and certain provisions of our A&R Charter.
In addition, these provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management or our board of directors. Stockholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is favorable to stockholders. These anti-takeover provisions could substantially impede the ability of stockholders to benefit from a change in control or change our management and board of directors and, as a result, may adversely affect the market price of our Class A Common Stock and your ability to realize any potential change of control premium.
Future sales, or the perception of future sales, of shares of our Class A Common Stock by existing stockholders or other dilution of our equity could cause the market price of our Class A Common Stock to decline.
The sale of substantial amounts of shares of our Class A Common Stock in the public market, whether in concentrated transactions or over time, or the perception that such sales could occur, including sales by the Parthenon Stockholders, the Hsieh Stockholders, and certain other members of LD Holdings holding membership interests since the pre-IPO period (together with the Hsieh Stockholders, the “Continuing LLC Members”), could have an adverse effect on our stock price and could impair our ability to raise capital through the sale of additional stock. The number of securities that may be sold under this registration statement represents 261% of the total number of shares of our Class A Common Stock outstanding as of October 9, 2024.
While, as of October 9, 2024, we have a total of 92,512,639 shares of Class A Common Stock issued and outstanding, 234,017,497 additional shares of Class A Common Stock may be issued upon the exercise of the exchange and /or conversion rights described elsewhere in this prospectus and our Annual Report on Form 10-K (assuming all outstanding 136,990,826 Holdco Units together with an equal number of shares of our Class B Common Stock or Class C Common Stock, as applicable, and all of our outstanding 97,026,671 Class D Common Stock are exchanged for shares of Class A Common Stock). To the extent shares or HoldCo Units are held by our directors, executive officers and their affiliated entities, they are subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements. These holders have registration rights, pursuant to which this registration statement has been filed, that will permit them to sell the securities into the open market.
As these holders continue to exercise their right to exchange their shares or units into shares of our Class A Common Stock, the stock price of our Class A Common Stock could drop significantly if the market perceives this as an intent to sell these shares. In addition, the Selling Stockholders could exercise additional demand rights under the RRA to register more of their securities under the RRA. These factors could also make it more difficult for us to raise additional funds through future offerings or our shares of Class A Common Stock or other securities.
An active, liquid trading market for our Class A Common Stock may not be sustained.
Although our Class A Common Stock is currently listed on the NYSE under the symbol “LDI,” an active trading market for our shares may not be sustained. Accordingly, if an active trading market for our Class A Common Stock is not maintained, the liquidity of our Class A Common Stock, your ability to sell your shares of our Class A Common Stock when desired and the prices that you may obtain for your shares of Class A Common Stock will be adversely affected.

USE OF PROCEEDS
All of the shares of Class A Common Stock being offered hereby are being sold by the Selling Stockholders. We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders. The Selling Stockholders will pay any underwriting fees, discounts and selling commissions incurred in disposing of their Class A Common Stock. Pursuant to the RRA, we will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of counsel (including one counsel for the Hsieh Selling Stockholders and one counsel for the Parthenon Selling Stockholders) and our independent registered public accountants.

SELLING STOCKHOLDERS
The Selling Stockholders identified below may offer to sell from time to time in the future up to an aggregate of 241,800,107 shares of our Class A Common Stock pursuant to this prospectus. The shares of Class A Common Stock registered hereby for resale by the Selling Stockholders may be (i) outstanding as of the date hereof, (ii) issued upon conversion of our Class B Common Stock or Class C Common Stock held by the Hsieh Selling Stockholders or the Parthenon Selling Stockholders, as applicable, in each case together with the exchange of an equal number of Holdco Units in LD Holdings, (iii) issued upon the conversion of Class D Common Stock held by the Parthenon Selling Stockholders, including in connection with the sale of shares of Class D Common Stock or (iv) issuable upon vesting and settlement of RSUs held by the Hsieh Selling Stockholders or the Parthenon Selling Stockholders. In connection with a conversion to our Class A Common Stock by the Hsieh Selling Stockholders or the Parthenon Selling Stockholders, any shares of Class B Common Stock or Class C Common Stock delivered with Holdco Units will be cancelled. We are registering the shares of Class A Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time.
The following table sets forth information as of October 9, 2024 provided by each Selling Stockholder on or prior to such date regarding (i) the beneficial ownership of shares of our Class A Common Stock, Class C Common Stock and Class D Common Stock and (ii) the number of shares of our Class A Common Stock that may from time to time be offered or sold pursuant to this prospectus. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
The combined voting power percentage of each Selling Stockholder before this offering, as set forth in the table below, is based on the following number of shares outstanding as of October 9, 2024: 92,557,927 shares of Class A Common Stock outstanding, 136,990,826 shares of Class C Common Stock outstanding and 97,026,671 shares of Class D Common Stock outstanding. There were no shares of Class B Common Stock outstanding as of October 9, 2024.
Information in the table below with respect to beneficial ownership has been furnished by the Selling Stockholders. We have not sought to verify the information provided by the Selling Stockholders.

The Selling Stockholders are not obligated to sell any of the shares of our Class A Common Stock offered by this prospectus. For purposes of the following table we have assumed that the Selling Stockholders will convert or exchange their Class B Common Stock, Class C Common Stock and Class D Common Stock, as applicable, prior to or substantially concurrently with the sale, that RSUs held by the Selling Stockholders will be vested and settled with Class A Common Stock prior to or substantially concurrently with the sale, and that each Selling Stockholder will sell all of the shares of our Class A Common Stock offered hereby.

	Securities Owned Before the Offering(1)(2)					Securities Owned After the Offering(1)(2)
Selling stockholders:	Class A Common Stock	Class C Common Stock	Class D Common Stock	Combined Voting Power	Shares of Class A Common Stock that may be sold hereby	Class A Common Stock	Class C Common Stock	Class D Common Stock	Combined Voting Power
Hsieh Selling Stockholders(3)	3,515,679(4)	133,601,940(5)	—	53.2%(4)(5)	137,117,629(4)(5)	—	—	—	—
PCP Managers, L.P.(6)	471,518(7)	3,388,886	—	1.4%(7)	3,860,404(7)	—	—	—	—
Parthenon Investors III, L.P.(6)	—	—	86,690,107	34.3%	86,690,107	—	—	—	—
PCap Partners III, LLC(6)	1,843,791	—	2,884,583	1.3%	4,728,374	—	—	—	—
Parthenon Investors IV, L.P.(6)	—	—	7,207,594	2.9%	7,207,594	—	—	—	—
PCP Partners IV, L.P.(6)	156,209	—	244,387	*	400,596
Parthenon Capital Partners Fund, L.P.(6)	1,657,560		—	*	1,657,560	—	—	—	—
Parthenon Capital Partners Fund II, L.P.(6)	137,853	—	—	*	137,853	—	—	—	—

*	Represents less than 1%.
(1)
Each holder of Class C Common Stock and Class D Common Stock is entitled to five votes per share and each holder of Class A Common Stock and Class B Common Stock is entitled to one vote per share on all matters submitted to our stockholders for a vote. Our Class B Common Stock and Class C Common Stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with our Class A Common Stock and Class D Common Stock.

(2)
Percentage of voting power represents voting power with respect to all shares of our Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock voting together as a single class (subject to class-specific weightings).

(3)
Mr. Hsieh founded the Company and has served as Chair of the Board since February 2021. Mr. Hsieh served as Executive Chairman from April 2022 to February 2023, as CEO from February 2021 to April 2022, and as the Chair and CEO of the Company’s affiliate, loanDepot.com, LLC, between December 2009 (when the business was formed) until April 2022. As described in further detail in “Description of Capital Stock” below, Mr. Hsieh and the Hsieh Stockholders, including the Hsieh Selling Stockholders, are party to the RRA, the Holdings LLC Agreement and the Stockholders Agreement (as defined below). Mr. Hsieh and the Hsieh Stockholders are also party to a settlement and cooperation agreement dated as of April 4, 2024. Mr. Hsieh is further party to a settlement agreement and release, dated April 4, 2023 and the Tax Receivable Agreement, which provides for the payment by the Company of certain tax benefits, if any, that the Company realizes or is deemed to realize in certain circumstances.

(4)
Class A Common Stock owned before the offering and Class A Common Stock that may be sold hereby include 119,071 shares of Class A Common Stock held by Anthony Hsieh, including 45,290 shares of Class A Common Stock issuable upon vesting and settlement of RSUs held by Anthony Hsieh. The RSUs are scheduled to vest ratably on November 30, 2024, February 28, 2025 and May 31, 2025. Combined Voting Power before the offering includes 15,096 shares of Class A Common Stock underlying the RSUs scheduled to vest on November 30, 2024, which is within 60 days of October 9, 2024, but not the remaining RSUs scheduled to vest on February 28, 2025 and May 31, 2025. Class A Common Stock owned before the offering and Class A Common Stock that may be sold hereby also include 3,396,608 shares of Class A Common Stock held by JLSSAA. The address for the foregoing persons is c/o Anthony Hsieh, 6561 Irvine Center Drive, Irvine, California 92618.

(5)
Consists of Class C Common Stock held by the Hsieh Selling Stockholders as of October 9, 2024 and in the following amounts: (i) 3,114,521 shares of Class C Common Stock held by JLSSAA; (ii) 4,310,497 shares of Class C Common Stock held by JLSA; (iii) 48,945,633 shares of Class C Common Stock held by TMH; (iv) 69,611,735 shares of Class C Common Stock held by TMI 6; (v) 7,154,458 shares of Class C Common Stock held by TMI 7 and (vi) 465,096 shares of Class C Common Stock held by TMI 8. Mr. Hsieh is deemed to have beneficial ownership over (within the meaning of Rule 13d-3 under the Exchange Act) all securities held by the Hsieh Selling Stockholders. Anthony Hsieh only holds a pecuniary interest in the shares held by JLSSAA, JLSA, TMH and 66,404,880 of the Class C shares held by TMI 6. The address for the foregoing persons is c/o Anthony Hsieh, 6561 Irvine Center Drive, Irvine, California 92618.

(6)
This information is based on the latest information available to the Company. PCP Managers GP, LLC is the general partner of PCP Managers, L.P., a registered investment adviser under the Investment Advisers Act of 1940, as amended. PCP Managers, L.P. is the managing member of PCap Partners III, LLC, which is the general partner of Parthenon Investors III, L.P. PCP Managers, L.P. is also the general partner of PCP Partners IV, L.P., which is the general partner of Parthenon Investors IV, L.P. PCP Managers, L.P. is also the general partner of Parthenon Capital Partners Fund, L.P. and Parthenon Capital Partners Fund II, L.P. David J. Ament, Brian P. Golson and William C. Kessinger are the managing members of PCP Managers GP, LLC. Each of the above listed persons may be deemed to beneficially own the securities owned of record by the Parthenon Selling Stockholders and PCP Managers, L.P. However, each expressly disclaims beneficial ownership of such securities, except to the extent of his or its pecuniary interest therein. The address for the foregoing persons is c/o Parthenon Capital Partners, Four Embarcadero Center, Suite 3610, San Francisco, California 94111.
(7)
Class A Common Stock owned before the offering and Class A Common Stock that may be sold hereby include 90,580 shares of Class A Common Stock issuable upon vesting and settlement of RSUs held in the name of PCP Managers GP, LLC for the benefit of PCP Managers, L.P. The RSUs are scheduled to vest ratably on November 30, 2024, February 28, 2025 and May 31, 2025. Combined Voting Power before the offering includes 30,192 shares of Class A Common Stock underlying the RSUs scheduled to vest on November 30, 2024, which is within 60 days of October 9, 2024, but not the remaining RSUs scheduled to vest on February 28, 2025 and May 31, 2025.

Material Relationships with Selling Stockholders
The description of our relationships with the Selling Stockholders and their affiliates set forth in “Related Party Transaction” in our Definitive Proxy Statement on Schedule 14A filed on April 19, 2024 is incorporated by reference herein.

DESCRIPTION OF CAPITAL STOCK
The following summary of the terms of our capital stock is not meant to be complete and is qualified in its entirety by reference to our A&R Charter and our amended and restated bylaws.
As of October 9, 2024, there were 92,512,639 shares of Class A Common Stock outstanding, 136,990,826 shares of Class C Common Stock outstanding (including 649,752 unvested shares with voting rights) and 97,026,671 shares of Class D Common Stock outstanding, and no shares of Class B Common Stock or preferred stock outstanding.
Authorized Capitalization
Our authorized capital stock consists of 2,500,000,000 shares of Class A Common Stock, 2,500,000,000 shares of Class B Common Stock, 2,500,000,000 shares of Class C Common Stock, 2,500,000,000 shares of Class D Common Stock, and 50,000,000 shares of preferred stock, par value $0.001 per share.
Common Stock
We have four classes of common stock: Class A, Class B, Class C and Class D. The Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock will generally vote together as a single class on all matters submitted to a vote of stockholders, except as otherwise required by applicable law.
Class A Common Stock
Holders of shares of our Class A Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our Class A Common Stock do not have cumulative voting rights in the election of directors.
Holders of shares of our Class A Common Stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. Dividends may not be declared or paid in respect of Class A Common Stock unless they are declared or paid in the same amount in respect of Class D Common Stock, and vice versa. With respect to stock dividends, holders of Class A Common Stock must receive Class A Common Stock.
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof and thereafter the holders of shares of our Class A and Class D Common Stock will be entitled to share ratably our remaining assets available for distribution.
All shares of our Class A Common Stock are fully paid and non-assessable. The Class A Common Stock are not subject to further calls or assessments by us. Holders of shares of our Class A Common Stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, powers, preferences and privileges of our Class A Common Stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.
Class B Common Stock
Holders of shares of our Class B Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally, with the number of shares of Class B Common Stock held by each holder being equivalent to the number of Holdco Units held by such holder. The holders of our Class B Common Stock do not have cumulative voting rights in the election of directors.
Holders of shares of our Class B Common Stock are not entitled to receive dividends. Other than their par value, holders of our Class B Common Stock are not entitled to receive a distribution upon our liquidation, dissolution or winding up.

All shares of our Class B Common Stock that may be issued will be fully paid and non-assessable. The Class B Common Stock will not be subject to further calls or assessments by us. Holders of shares of our Class B Common Stock do not have preemptive, subscription, or redemption rights. There will be no redemption or sinking fund provisions applicable to the Class B Common Stock. The rights, powers, preferences and privileges of our Class B Common Stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.
Shares of Class B Common Stock may be converted, together with the corresponding Holdco Units, as applicable, at any time and from time to time for shares of Class A Common Stock in accordance with the Holdings LLC Agreement. Additional shares of Class B Common Stock will only be issued in the future to the extent necessary to maintain a one-to-one ratio between the number of shares of Class B Common Stock issued to the Continuing LLC Members and the number of related Holdco Units held by the Continuing LLC Members. Shares of Class B Common Stock will be cancelled on a one-for-one basis if we, at the election of a Continuing LLC Member, redeem the related Holdco Units held by such Continuing LLC Member and issue Class A Common Stock to the Continuing LLC Member in connection therewith pursuant to the terms of the Holdings LLC Agreement. Our Class B Common Stock is non-transferable, other than in connection with a transfer of the related Holdco Units to a permitted transferee under the Holdings LLC Agreement, in which case a like number of shares of Class B Common Stock must be transferred to the permitted transferee.
Class C Common Stock
Holders of shares of our Class C Common Stock are entitled to five votes for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally, with the number of shares of Class C Common Stock held by each holder being equivalent to the number of Holdco Units held by such holder. The holders of our Class C Common Stock do not have cumulative voting rights in the election of directors.
Holders of shares of our Class C Common Stock are not entitled to receive dividends. Other than their par value, holders of our Class C Common Stock are not entitled to receive a distribution upon our liquidation, dissolution or winding up.
All shares of our Class C Common Stock are fully paid and non-assessable. The Class C Common Stock are not subject to further calls or assessments by us. Holders of shares of our Class C Common Stock do not have preemptive, subscription, or redemption rights. There are no redemption or sinking fund provisions applicable to the Class C Common Stock. The rights, powers, preferences and privileges of our Class C Common Stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.
Shares of Class C Common Stock may be converted, together with the corresponding Holdco Units, as applicable, at any time and from time to time for shares of Class A Common Stock in accordance with the Holdings LLC Agreement. Shares of Class C Common Stock will only be issued in the future to the extent necessary to maintain a one- to-one ratio between the number of shares of Class C Common Stock issued to the Continuing LLC Members and the number of related Holdco Units held by the Continuing LLC Members. Shares of Class C Common Stock will be cancelled on a one-for-one basis if we, at the election of a Continuing LLC Member, redeem the related Holdco Units held by such Continuing LLC Member and issue Class A Common Stock to the Continuing LLC Member in connection therewith pursuant to the terms of the Holdings LLC Agreement. Our Class C Common Stock is non-transferable, other than in connection with a transfer of the related Holdco Units to a permitted transferee under the Holdings LLC Agreement, in which case a like number of shares of Class C Common Stock must be transferred to the permitted transferee.
Each share of Class C Common Stock will automatically convert into one share of Class B Common Stock immediately prior to any sale or other transfer of such share by a Continuing LLC Member or any of its affiliates or permitted transferees to a non-permitted transferee, and Shares of Class B Common Stock may be converted, together with the corresponding Holdco Units, as applicable, at any time and from time to time for shares of Class A Common Stock in accordance with the Holdings LLC Agreement.
Certain of the Continuing LLC Members own 100% of our outstanding Class C Common Stock with the number of shares of Class C Common Stock held by any such Continuing LLC Member being equivalent to the number of Holdco Units held by such Continuing LLC Member, as the case may be.

Five years from the date of our IPO (on February 16, 2026), all shares of our Class C Common Stock will convert on a one-to-one basis into shares of our Class B Common Stock.
Class D Common Stock
Holders of shares of our Class D Common Stock are entitled to five votes for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our Class D Common Stock do not have cumulative voting rights in the election of directors.
Holders of shares of our Class D Common Stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. Dividends may not be declared or paid in respect of Class D Common Stock unless they are declared or paid in the same amount in respect of Class A Common Stock, and vice versa. With respect to stock dividends, holders of Class D Common Stock must receive Class D Common Stock.
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class D Common Stock and Class A Common Stock will be entitled to share ratably our remaining assets available for distribution.
All shares of our Class D Common Stock are fully paid and non-assessable. The Class D Common Stock are not subject to further calls or assessments by us. Holders of shares of our Class D Common Stock do not have preemptive, subscription, or redemption rights. There are no redemption or sinking fund provisions applicable to the Class D Common Stock. The rights, powers, preferences and privileges of our Class D Common Stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.
Shares of Class D Common Stock may be converted at any time, at the option of the holder, for shares of Class A Common Stock, on a one-for-one basis in accordance with the terms of our A&R Charter.
Each share of Class D Common Stock will automatically convert into one share of Class A Common Stock immediately prior to any sale or other transfer of such share by a holder or its permitted transferees to a non-permitted transferee.
Five years from the date of our IPO (on February 16, 2026), all shares of our Class D Common Stock will convert on a one-to-one basis into shares of our Class A Common Stock.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and for so long as our Class A Common Stock is listed on the NYSE, require stockholder approval of certain issuances. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved capital stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.
Anti–Takeover Effects of Certain Provisions of Delaware Law and Our A&R Charter, Amended and Restated Bylaws and Stockholders Agreement
Certain provisions of our A&R Charter and amended and restated bylaws as well as our stockholders agreement (as amended from time to time, the “Stockholders Agreement”), which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Authorized but Unissued Shares; Undesignated Preferred Stock
The authorized but unissued shares of our common stock are available for future issuance without stockholder approval except as required by law or by any stock exchange on which our common stock may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our board of directors may authorize, without stockholder approval, the issuance of undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our board of directors. The existence of authorized but unissued shares of common stock or preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
No Cumulative Voting
The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our A&R Charter prohibit cumulative voting.
Stockholder Action by Written Consent and Calling of Special Meetings of Stockholders
Our A&R Charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our A&R Charter and bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can be called only pursuant to a resolution adopted by a majority of the total number of directors that we would have if there were no vacancies or by the chairman of our board of directors. Stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our amended and restated bylaws have advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. In order for any matter to be “properly brought” before a meeting, a stockholder has to comply with advance notice requirements and provide us with certain information. Our amended and restated bylaws allow the chairman of the meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed, subject to any rules and regulations adopted by the Board.
These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
Classified Board of Directors
Our A&R Charter provides that our board of directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors.
Removal of Directors; Vacancies
Our A&R Charter provides that directors may only be removed from office only for cause and only upon the affirmative vote of at least 50% of the voting power of our outstanding shares of common stock entitled to vote in the election of directors. In addition, our A&R Charter provides that any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring on the board of directors shall be filled solely by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
Stockholders Agreement
We have a Stockholders Agreement with Parthenon Stockholders, and the stockholders who held our capital stock prior to the completion of our IPO, including our directors, executive officers, Anthony Hsieh, and the rest of the Hsieh Stockholders (and their respective permitted transferees thereunder party thereto from time to time).

Pursuant to the Stockholders Agreement, the Parthenon Stockholders have (i) the right to designate two nominees for election to our board of directors so long as such group owns at least 15% of the total voting power of our common stock, and (ii) otherwise one nominee for election to our board of directors so long as such group owns at least 5% of the total voting power of our common stock. Additionally, the Hsieh Stockholders have (i) the right to designate two nominees for election to our board of directors so long as such group owns at least 5% of the total voting power of our common stock, and (ii) upon the Parthenon Stockholders’ ceasing to own more than 15% of the total voting power of our common stock, the Hsieh Stockholders shall have the right to designate an additional nominee to the our board of directors so long as (a) such nominee is independent under the NYSE listing standards and (b) the Hsieh Stockholders own greater than 25% of the total voting power of our common stock. We agree to take certain actions to support those nominees for election and include the nominees in the relevant proxy statements. The Parthenon Stockholders and the Hsieh Stockholders each additionally agree to take all necessary action, including voting their respective shares of common stock, to cause the election of the directors nominated by such other group in accordance with the terms of the Stockholders Agreement, and each are entitled to propose the replacement for any of its board designees whose board service ceases for any reason. The board member designation rights have the effect of making it more difficult for stockholders to change the composition of our board of directors. Pursuant to the Stockholders Agreement, the Hsieh Stockholders have certain participation rights on the issuance of additional common stock, or other equity securities of the Company convertible into, exercisable for or exchangeable into common stock, subject to certain exceptions.
Amendment to Certificate of Incorporation and Bylaws
Our A&R Charter and amended and restated bylaws provide that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our A&R Charter. In addition to any other vote otherwise required by law, any amendment, alteration, change, or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of at least 66 2/3% of the voting power of our outstanding shares of common stock, voting as a single class.
Additionally, the DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our A&R Charter provides that the following provisions in our A&R Charter may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class:
•	the provision requiring a 66 2/3% supermajority vote for stockholders to amend our amended and restated bylaws and provisions relating to amendments of our A&R Charter;
•	the provisions providing for a classified board of directors (the range of the size of the board, election and term of our directors);
•	the provisions regarding resignation and removal of directors;
•	the provisions regarding competition and corporate opportunities;
•	the provisions regarding entering into business combinations with interested stockholders;
•	the provisions regarding stockholder action by written consent;
•	the provisions regarding calling special meetings of stockholders;
•	the provisions regarding filling vacancies on our board of directors and newly created directorships;
•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and
•	the provision regarding forum selection.
The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements makes it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit temporary fluctuations in the market price of our Class A Common Stock that often result from actual or rumored hostile takeover attempts.
Business Combinations
We have opted out of Section 203 of the DGCL; however, our A&R Charter contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Our A&R Charter provides that Parthenon Capital Partners and its affiliates, and any of their respective direct or indirect transferees and any group as to which such persons are a party, will not constitute “interested stockholders” for purposes of this provision.
Indemnification and Limitations on Directors’ Liability
Our amended and restated bylaws indemnify our directors and officers to the full extent permitted by the DGCL and our also allow our board of directors to indemnify other employees. This indemnification extends to the payment of judgments in actions against officers and directors and to reimbursement of amounts paid in settlement of such claims or actions and may apply to judgments in favor of the corporation or amounts paid in settlement to the corporation. This indemnification also extends to the payment of attorneys’ fees and expenses of officers and directors in suits against them where the officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. This right of indemnification is not exclusive of any right to which the officer or director may be entitled as a matter of law and shall extend and apply to the estates of deceased officers and directors. Our directors and officers are also eligible for advancement of expenses, and we may grant advancement to other employees as well.

We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.
We believe that the limitations of liability and indemnification provisions in our bylaws and insurance policies are necessary to attract and retain qualified directors and officers. However, these provisions may discourage derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required or allowed by these limitation of liability and indemnification provisions.
Corporate Opportunity
Our A&R Charter provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to Anthony Hsieh or the Parthenon Stockholders or any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than us and our subsidiaries) and that may be a business opportunity for Anthony Hsieh or Parthenon Stockholders, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so; provided, that, with respect to Anthony Hsieh, only to the extent that such business is not a Core Business. A “Core Business” is a business in which the Company engages in a material respect and any business in which the Company is actively contemplating, at a senior executive level, engaging in a material respect, in each case, at the time of determination. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director or officer, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as our director or officer. Neither Parthenon Stockholders nor any of its representatives has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.
Choice of Forum
Our A&R Charter provides that, unless we select or consent in writing to the selection of another forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of the Company to the Company or the Company’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or our A&R Charter or our amended and restated bylaws (as may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any action to interpret, apply, enforce or determine the validity of our A&R Charter or bylaws, (5) any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine or (6) any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. Our exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring an interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our A&R Charter. Although we believe these provisions will benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our A&R Charter is inapplicable or unenforceable.

Registration Rights Agreement
We are party to the RRA entered into by us, LD Holdings and certain holders identified therein dated as of February 16, 2021, pursuant to which we granted to the Holders (as defined in the RRA) certain registration rights, including demand and piggyback registration rights, which are subject to specified terms and conditions, including with respect to cooperation and reduction of underwritten shelf takedowns. We will bear the expenses incurred in connection with the filing of any such registration statements, other than certain brokerage costs, underwriting discounts and commissions or transfer taxes incurred by the Selling Stockholders, and have agreed to indemnify the Holders pursuant to the terms of the RRA. The registration statement of which this prospectus is a part has been filed pursuant to the RRA.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A Common Stock is Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company, LLC).
Listing
Our Class A Common Stock is listed on the NYSE under the symbol “LDI.”

PLAN OF DISTRIBUTION
The Selling Stockholders, which as used herein includes donees, pledgees, transferees, assignees, designees, distributees or other successors-in-interest selling shares of our Class A Common Stock or interests in our Class A Common Stock received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Class A Common Stock on any stock exchange, market or trading facility on which shares of our Class A Common Stock, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when disposing of their shares of Class A Common Stock or interests therein:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	one or more underwritten offerings;
•	block trades in which the broker-dealer will attempt to sell the shares of Class A Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	distributions to their members, partners or shareholders;
•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•	directly to one or more purchasers;
•	through agents;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares of Class A Common Stock at a stipulated price per share;
•	through loans or pledges of the shares, including to a broker-dealer or an affiliate thereof;
•	through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act or similar arrangements;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.
Certain Selling Stockholders may, from time to time, pledge or grant a security interest in some shares of our Class A Common Stock owned by them (including shares of Class A Common Stock issuable upon conversion or exchange of other securities owned by them) and, if a Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Class A Common Stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Stockholders to include the pledgee, transferee or other successors in interest as the Selling Stockholders under this prospectus. Certain Selling Stockholders also may transfer shares of our Class A Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of shares of our Class A Common Stock, or interests therein, certain Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A Common Stock in the course of hedging the positions they assume. Certain Selling Stockholders may also sell shares of our Class A Common Stock short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A Common Stock to broker-dealers that in turn may sell these securities. Certain Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Stockholders from the sale of shares of our Class A Common Stock offered by them will be the purchase price of such shares of our Class A Common Stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our Class A Common Stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.
The Selling Stockholders also may in the future resell a portion of our Class A Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
Any discounts, commissions, concessions or profit they earn on any resale of shares of our Class A Common Stock may be underwriting discounts and commissions under the Securities Act. If any Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, at the time a particular offer is made, the number of shares of our Class A Common Stock being offered and the terms of the offering, including the applicable purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to such offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of shares of our Class A Common Stock offered by the Selling Stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A Common Stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A Common Stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A Common Stock by bidding for or purchasing shares of Class A Common Stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A Common Stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A Common Stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
A Selling Stockholder that is an entity may elect to make an in-kind distribution of Class A Common Stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Class A Common Stock pursuant to the distribution through a registration statement.
There can be no assurances that the Selling Stockholders will sell any or all of the securities offered under this prospectus.

LEGAL MATTERS
Unless otherwise specified in the prospectus supplement accompanying this prospectus, the validity of the securities being offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York.
EXPERTS
The consolidated financial statements of loanDepot, Inc. appearing in loanDepot, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of loanDepot, Inc.'s internal control over financial reporting as of December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution.
The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated.

Type	Amount
SEC registration fee	$76,630.56
Printing expenses	(1)
Legal fees and expenses	(1)
Accounting fees and expenses	(1)
Transfer agent fees and expenses	(1)
Miscellaneous expenses	(1)
Total	$(1)

(1)
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time. The applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable with respect to any offering of securities.

Item 15.	Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law (“DGCL”) permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.
Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding—other than an action by or in the right of the registrant—by reason of the fact that the person is or was a director, officer, agent or employee of the registrant, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the registrant as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the registrant, unless the court believes that in light of all the circumstances indemnification should apply.
In addition, as permitted by Section 145 of the DGCL, the bylaws of the registrant provide that:
•
The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•
The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•
The registrant is not obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification.

•
The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.
Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
The registrant has entered into separate indemnification agreements with our directors and certain of our officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our certificate of incorporation and bylaws.
These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.

Item 16.	Exhibits.
A list of exhibits filed with this registration statement is set forth in the Exhibit Index, and such exhibits are incorporated into this Item 16 by reference.

Exhibit No.	Description	Incorporation by Reference
1.1	Form of Underwriting Agreement*
4.1	Amended and Restated Certificate of Incorporation	Incorporated by reference to Exhibit 3.1 to the Company’ current report on Form 8-K filed on February 16, 2021
4.2	Amended and Restated By-Laws	Incorporated by reference to Exhibit 3.1 to the Company’ current report on Form 8-K filed on November 15, 2022
4.3	Fourth Amended and Restated Limited Liability Company Agreement of LD Holdings, LLC, dated as of February 11, 2021, by and among LD Holdings Group LLC and the other parties thereto	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed February 16, 2021
4.4	Registration Rights Agreement, dated February 16, 2021, by and among loanDepot, Inc., LD Holdings Group LLC and certain holders identified therein	Incorporated by reference to Exhibit 4.1 to Form 8-K filed on February 16, 2021
4.5
Stockholders Agreement, dated as of February 16, 2021, by and among loanDepot, Inc., Parthenon Investors III, L.P., PCap Associates, Parthenon Capital Partners Fund, L.P., Parthenon Investors IV, L.P., Parthenon Capital Partners Fund II, L.P. PCP Managers, L.P., The JLSSAA, Trust established September 4, 2014, JLSA, LLC, Trilogy Mortgage Holdings, Inc., Trilogy Management Investors Six, LLC, Trilogy Management Investors Seven, LLC and Trilogy Management Investors Eight, LLC
Incorporated by reference to Exhibit 10.1 to Form 8-K filed on February 16, 2021
4.6
Amended and Restated Stockholders Agreement, dated April 21, 2022, by and among loanDepot, Inc., Parthenon Investors III, L.P., PCap Associates, Parthenon Capital Partners Fund, L.P., Parthenon Investors IV, L.P., Parthenon Capital Partners Fund II, L.P. PCP Managers, L.P., The JLSSAA, Trust established September 4, 2014, JLSA, LLC, Trilogy Mortgage Holdings, Inc., Trilogy Management Investors Six, LLC, Trilogy Management Investors Seven, LLC and Trilogy Management Investors Eight, LLC
Incorporated by reference to Exhibit 10.10 to Form 10-Q filed on May 13, 2022
4.7	Tax Receivable Agreement, dated as of February 16, 2021, by and among loanDepot, Inc., LD Holdings Group LLC and the other parties thereto	Incorporated herein by reference to Exhibit 10.2 to Form 8-K filed on February 16, 2021
5.1	Opinion of Gibson, Dunn & Crutcher LLP
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm
23.2	Consent of Gibson, Dunn & Crutcher LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)
107	Filing Fee Table

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.

Item 17.	Undertakings.
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to

Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant, loanDepot, Inc., a Delaware company, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on October 11, 2024.

LOANDEPOT, INC.

By:	/s/ Frank Martell
Name:	Frank Martell
Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Gregory Smallwood and Greg L. Smith, and each of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments and registration statements filed pursuant to Rule 462(b) and otherwise, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 11, 2024.

Signature	Title	Date

/s/ Frank Martell	President and Chief Executive Officer and Director (Principal Executive Officer)	October 11, 2024
Frank Martell

/s/ David Hayes	Chief Financial Officer (Principal Financial Officer)	October 11, 2024
David Hayes

/s/ Darren Graeler	Chief Accounting Officer (Principal Accounting Officer)	October 11, 2024
Darren Graeler

/s/ Anthony Hsieh	Chairman and Director	October 11, 2024
Anthony Hsieh

/s/ Andrew C. Dodson	Director	October 11, 2024
Andrew C. Dodson

/s/ Brian P. Golson	Director	October 11, 2024
Brian P. Golson

/s/ John Lee	Director	October 11, 2024
John Lee

/s/ Dawn Lepore	Director	October 11, 2024
Dawn Lepore

/s/ Steve Ozonian	Director	October 11, 2024
Steve Ozonian

/s/ Pamela Hughes Patenaude	Director	October 11, 2024
Pamela Hughes Patenaude